Exhibit 15
March 2, 2000


Ford Motor Company
The American Road
Dearborn, MI 48121

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ford Motor Company and Securities and Exchange Commissioners:

We are aware that our reports dated April 14, 1999, July 13, 1999 and October 14, 1999 on our review of interim financial information of Ford Motor Company (the "Company") as of and for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, and included in the Company's quarterly reports on Form 10-Q for the quarters then ended, are incorporated by reference in this Registration Statement.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan